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                                                                     EXHIBIT 1.2

                              AMENDMENT AGREEMENT

           This amendment agreement (the "Agreement"), is made and entered into effective as of the ___ day of _________, 2005, by and among THE FRONTIER FUND, a statutory trust organized under Chapter 38 of Title 12 of the Delaware Code (the "Trust"), EQUINOX FUND MANAGEMENT, LLC, a Delaware limited liability company and the managing owner of the Trust (the "Managing Owner") and [
], a [
] (the "Selling Agent"). Capitalized and other defined terms used in this Agreement and not otherwise expressly defined herein shall have the same respective meanings as are set forth in the Selling Agent Agreement (as hereinafter defined).

                             W I T N E S S E T H:

           WHEREAS, the Trust, the Managing Owner and the Selling Agent have entered into a selling agent agreement dated as of , 200
(the "Selling Agent Agreement"), pursuant to which the Selling Agent acts as selling agent for the Trust on a "best efforts" basis; and

           WHEREAS, Sub-Section 11(c) of the Selling Agent Agreement provides that the Selling Agent Agreement may not be amended or modified except by the prior written consent of all the parties to the Selling Agent Agreement; and

           WHEREAS, the parties hereto desire to amend the Selling Agent Agreement in certain respects.

           NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants herein contained and for other consideration given, the receipt and sufficiency of which is hereby acknowledged and confirmed, the parties hereto agree as follows:

           1. The initial paragraph of the Selling Agent Agreement is hereby amended by deleting the sentence after the words "and the Prospectus (as hereinafter defined) included therein referred to below." and before the words "The Units of each Series will be offered" and replacing such deleted text with the following sentence:

           "A maximum of $875,000,000 for the Balanced Series, $110,000,000 for the Graham Series, $65,000,000 for the Beach Series, $300,000,000 for the Campbell/Graham Series, $23,000,000 for the C-View Currency Series and $23,000,000 for the Dunn Series will be offered and sold during the Initial Offering Period for each Series, and thereafter during the Continuing Offering Period for each Series as such terms are hereinafter defined."

           2. Sub-Section 3(c) of the Selling Agent Agreement is hereby amended by deleting the sentence following the words "to prepare their subscriptions in proper form." and before the words "Proceeds will be transferred to the escrow account" and replacing such deleted text with the following sentence:

           "The Selling Agent shall deposit the subscription proceeds from the sale of Units in each Series (the "Proceeds") during the Initial Offering Period in escrow accounts designated by the Series at U.S. Bank National Association in Denver, Colorado (the "Escrow Agent"), for the separate benefit of the Subscribers of each Series no later than noon of the first Business Day following the receipt by the Selling Agent of such Proceeds."

           3. Sub- Section 4(a) of the Selling Agent Agreement is hereby amended by inserting the following new Sub-Sub-Sections 4(a)(3), 4(a)(4) and 4(a)(5) immediately following Sub-Sub-Section 4(a)(2):

           "(3) The calculation of the initial service fee for incremental Unit purchases is based on the aggregate amount of Units held by an investor at the time of each Unit purchase (taking into account the right of accumulation). For example, if an investor purchases $75,000 in Class 1 Units in one month, the Selling Agent shall receive an initial service fee of 3.00% of the purchase price of such Units. If such investor then purchases an additional $50,000 in Class 1 Units three months later, the Selling Agent shall be paid an initial service fee of 2.50% of the purchase price of such Units. If such investor subsequently invests $500,000 in Class 1 Units, the Selling Agent shall be paid an initial service fee of 1.25% of the purchase price of such Units.

           (4) The initial service fee is calculated based upon the net asset value of the aggregate amount of Units in Class 1 at the time of such purchase and the service fee applicable thereof. The on-going service fee after the initial 12 months of each purchase has expired is calculated based upon the net asset value of the aggregate amount of Units in Class 1 at the end of such 12 month period(s).

           (5) Using the above example (assuming no redemption of Units has occurred), the initial service fee for the initial twelve months will be 3.00% of the net asset value of the initial Unit purchase of $75,000; 2.50% of the net asset value of the additional Unit purchase of $50,000; and 1.25% of the net asset value of the additional Unit purchase of $500,000. One year from the initial Unit purchase of $75,000, the on-going service fee will be 1.25% of the net asset value of the Unit purchase of $75,000. One year after the second Unit purchase of $50,000, the on-going service fee will be calculated at a rate of 1.25% of the net asset value of the cumulative $125,000 investment. Finally, one year after the third Unit purchase of $500,000, the on-going service fee will be calculated at a rate of 1.25% of the net asset value of the entire investment of $625,000."

           4. Sub-Section 4(c) of the Selling Agent Agreement is hereby amended by adding the words "reasonable and actual out-of-pocket" after the words "except for the reimbursement of" and before the word "expenses."

           5. Sub-Section 9(a) of the Selling Agent Agreement is hereby modified by deleting the words "fraud, willful" after the words "which constitute negligence," and before the words "misconduct or a breach."

           6. Section 9 of the Selling Agent Agreement is hereby modified by renumbering existing Sub-Section 9(g) as Sub-Section 9(i) and inserting the following new Sub-Sections 9(g) and 9(h) immediately following Sub-Section 9(f):

           "(g) Notwithstanding the provisions of this Section 9, the Selling Agent shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless
(i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee,
(ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made.

           (h) In any claim for indemnification for federal or state securities law violations, the party seeking indemnification shall place before the court the position of the Securities and Exchange Commission, the position of the Tennessee Securities Division, the position of the Securities Division of the Commonwealth of Massachusetts and the position of any other applicable state securities division which requires disclosure with respect to the issue of indemnification for securities law violations."

           7. Except as expressly amended and modified hereby, the Selling Agent Agreement shall remain in full force and effect.

           8. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by facsimile transmission and shall be binding upon the parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties following the applicable facsimile transmission; provided, that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.



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           IN  WITNESS  WHEREOF,  the  parties  hereto have made this Agreement effective as of the date set forth above.


                          THE FRONTIER FUND

                          By:   EQUINOX FUND MANAGEMENT, LLC
                          Its:  Managing Owner

                                By:
                                Name:
                                Title:


                          EQUINOX FUND MANAGEMENT, LLC

                          By:
                                Name:
                                Title:


                          [NAME OF SELLING AGENT]

                          By:
                                Name:
                                Title:




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